EXHIBIT 99.1

GlobalSantaFe Orders New Ultra-Deepwater Drillship

Next Generation of Proven Platform Features Significant Efficiency Enhancements

Houston, Sept. 11, 2007 – Worldwide oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today announced that it has executed an agreement with Hyundai Heavy Industries, Ltd. (HHI) to build a new ultra-deepwater exploration and development drillship for delivery in September 2010. Shipyard construction costs are expected to total approximately $740 million.

The drillship will be constructed in Ulsan, Korea, under a turnkey agreement, which provides that HHI will contract directly with equipment suppliers and deliver the drillship to GlobalSantaFe for a fixed price.

The new vessel is an enhanced version of GlobalSantaFe’s highly successful GSF C.R. Luigs and GSF Jack Ryan drillships, which entered service in 2000. Like those rigs, it will be capable of drilling in water depths up to 10,000 feet and is upgradeable to 12,000 feet. In addition, the new rig will feature advanced dynamic positioning capabilities, triple activity load paths, a derrick rated for 4 million pounds, dual liquid-storage systems, larger quarters and an efficient deck design that provides significantly more space than previous-generation drillships.

GlobalSantaFe President and CEO Jon Marshall commented: “This next-generation drillship resulted from listening to our customers, assessing the growing need for deepwater capacity and combining the best features of our drillships and semisubmersibles in a single unit capable of meeting our customers’ full range of exploration and development drilling needs. We are especially pleased that this drillship will be constructed under a turnkey contract by HHI, which has earned a reputation for excellent engineering and on-time delivery.”

Marshall added: “During our extensive marketing reviews, customers have responded enthusiastically to the innovative and efficient design of this drillship, but tight capacity with the shipyards and major equipment suppliers has resulted in construction options that move faster than our customers’ tender processes. Our decision to move forward without an executed drilling contract is clearly a departure from our much more conservative past approach. However we would not have taken such a capital risk without a very high degree of confidence in the ongoing strength of the ultra-deepwater market. The turnkey construction contract protects us from rising costs and, considering our customers’ strong interest in this design and the substantial unfilled demand we have identified in the ultra-deepwater markets, we are confident of getting an attractive long-term contract well in advance of delivery.”

Conference Call

GlobalSantaFe will hold a conference call to discuss the new ultra-deepwater drillship on Wednesday, Sept. 12, 2007, at 1 p.m. CDT / 2 p.m. EDT. To listen to the call by phone, dial 617-614-4925 (reference code 10117564). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 3 p.m. CDT / 4 p.m. EDT on Sept. 12 through Wednesday, Sept. 19. To hear the replay by phone, dial 617-801-6888 (reference code 31463381). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward- looking information. We do so in this release and in other communications. Our forward-looking statements in this release include statements as to the projected delivery date and estimated construction costs for the new drillship, our expectations regarding future conditions in the ultra-deepwater market, our expectation that we will be able to secure an attractive long-term drilling contract well in advance of delivery of the drillship, and other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to (a) delays in the construction of the drillship, caused by such things as shortages of materials or skilled labor, unforeseen engineering problems, change orders, work stoppages, shipyard financial or operating difficulties, adverse weather conditions or natural disasters, and the inability to obtain requisite permits or approvals, (b) changes in the condition of the ultra-deepwater market as a result of a decline in expenditures by the oil and gas industry, oil and natural gas price fluctuations or other factors; (c) the level of construction of new rigs, upgrade of existing rigs and reactivation of cold-

stacked rigs, and the entry into service of those rigs; (d) the actions of our competitors in the oil and gas drilling industry; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

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Editors Note: 3-D renderings of the new GlobalSantaFe ultra-deepwater drillship design are available for download from PR Newswire, or via email upon direct media request to corpcom@globalsantafe.com or 281-925-6448.